CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 26, 2011, accompanying the financial statements of Florida Insured Municipals Income Trust, Series 152 and New Jersey Insured Municipals Income Trust, Series 144 (included in Van Kampen Unit Trusts, Municipal Series 481) as of January 31, 2011, and for each of the three years in the period ended January 31, 2011 and the financial highlights for each of the five years in the period ended January 31, 2011, contained in this Post-Effective Amendment No. 7 to Form S-6 (File No. 333-112113) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 26, 2011